Exhibit 99.1

Stereotaxis Reports 2019 Second Quarter Financial Results

ST. LOUIS, MO, August 8, 2019 – Stereotaxis (OTCQX: STXS), the global leader in innovative robotic technologies for the treatment of cardiac arrhythmias, today reported financial results for the second quarter ended June 30, 2019. In a separate press release issued concurrently with this release, Stereotaxis announced a $25 million private placement equity financing.

“The second quarter was an exciting period for Stereotaxis and a pivotal turning point in our effort to reestablish a long-term growth trajectory,” said David Fischel, Chairman and CEO. “Since showcasing our innovation accomplishments and strategy at the Heart Rhythm Society conference in May, many existing and potential customers have visited our headquarters to view our innovations first hand. The broad, enthusiastic response validates that our innovation and strategic decisions were sound and that our plan is medically and commercially attractive. We are confident in our expectation for significant revenue growth in the years ahead.”

As mentioned previously, in the second quarter Stereotaxis announced several innovation accomplishments and programs:

●	Stereotaxis Genesis™ RMN System – initial launch of a next generation robotic system that is designed to provide the established benefits and reliability of robotic magnetic navigation in an architecture that is faster, smaller, lighter and more flexible.
●	Stereotaxis Imaging Model S – launch of an advanced x-ray imaging solution offered in combination with Stereotaxis Genesis RMN to increase the accessibility and affordability of robotics in electrophysiology.
●	Proprietary Magnetic Ablation Catheter – development program proceeding on an advanced next-generation robotically-navigated magnetic ablation catheter.
●	Acutus Mapping Integration & OpenMappingAPI – integration with Acutus’ novel mapping system was successfully accomplished using a software architecture that facilitates a more open, collaborative environment.

David Fischel continued, “With the financing announced today, Stereotaxis has the financial strength to accelerate the development and commercial introduction of these innovations, as well as to fund a second wave of innovations in electrophysiology and beyond.”

Second Quarter 2019 Financial Results

Revenue for the second quarter of 2019 totaled $6.8 million compared to $7.6 million in the prior year second quarter. This decrease was primarily due to reduced service revenue from system moves as well as certain inactive accounts that have aged and no longer maintain active service contracts, partially offset by a modest increase in procedure volume compared to the prior year second quarter.

Gross margin in the quarter was 83% of revenue, consistent with the 82% reported in the second quarter of 2018. Operating expenses in the second quarter of $7.1 million increased from $6.8 million in the prior year quarter. The increase in operating expenses reflects significantly increased investment in research and development with reduced general, administrative and selling expenses.

Operating loss and net loss in the second quarter were ($1.5) million and ($1.4) million, respectively, compared to ($0.6) million for both in 2018. Negative free cash flow for the quarter was ($0.5) and was consistent with previously provided guidance for 2019.

Cash Balance and Liquidity

At June 30, 2019, Stereotaxis had cash and cash equivalents of $8.5 million and no debt. Pro forma, including the financing announced today and deducting financing related fees and expenses, Stereotaxis would have held approximately $31.6 million in cash and cash equivalents as of June 30, 2019 with a stockholders’ equity balance of $21.8 million.

Full Year 2019 Expectations

Stereotaxis’ innovation accomplishments support an expectation of robust and consistent overall revenue growth beginning in the coming quarters and accelerating throughout 2020.

Without considering the financing announced today, Stereotaxis would have reiterated its expectation to end 2019 with greater than $6.0 million in net cash and to reach profitability without the need for additional capital.

Conference Call and Webcast

Stereotaxis will host a conference call and webcast today, August 8, 2019, at 9:00 a.m. Eastern Time. To access the conference call, dial 1-800-353-6461 (US and Canada) or 1-334-323-0501 (International) and give the participant pass code 2198862. Participants are asked to call 5-10 minutes prior to the start time. To access the live and replay webcast, please visit the investor relations section of the Stereotaxis website at www.stereotaxis.com.

About Stereotaxis

Stereotaxis is the global leader in innovative robotic technologies designed to enhance the treatment of arrhythmias and perform endovascular procedures. Its mission is the discovery, development and delivery of robotic systems, instruments, and information solutions for the interventional laboratory. These innovations help physicians provide unsurpassed patient care with robotic precision and safety, improved lab efficiency and productivity, and enhanced integration of procedural information. Stereotaxis’ robotic technology has received various regulatory clearances in the United States, European Union, Japan, Canada, China, and elsewhere. The Stereotaxis Genesis RMN System is CE marked and will become available in other global geographies subject to regulatory approvals. Stereotaxis Imaging Model S is CE marked and FDA cleared. For more information, please visit www.stereotaxis.com.

This press release includes statements that may constitute “forward-looking” statements, usually containing the words “believe”, “estimate”, “project”, “expect” or similar expressions. Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Factors that would cause or contribute to such differences include, but are not limited to, the Company’s ability to raise additional capital on a timely basis and on terms that are acceptable, its ability to continue to manage expenses and cash burn rate at sustainable levels, its ability to continue to work with lenders to extend, repay or refinance indebtedness, or to obtain additional financing, in either case on acceptable terms, continued acceptance of the Company’s products in the marketplace, the effect of global economic conditions on the ability and willingness of customers to purchase its systems and the timing of such purchases, competitive factors, changes resulting from healthcare reform in the United States, including changes in government reimbursement procedures, dependence upon third-party vendors, timing of regulatory approvals, and other risks discussed in the Company’s periodic and other filings with the Securities and Exchange Commission. By making these forward-looking statements, the Company undertakes no obligation to update these statements for revisions or changes after the date of this release. There can be no assurance that the Company will recognize revenue related to its purchase orders and other commitments in any particular period or at all because some of these purchase orders and other commitments are subject to contingencies that are outside of the Company’s control. In addition, these orders and commitments may be revised, modified, delayed or canceled, either by their express terms, as a result of negotiations, or by overall project changes or delays.

Company Contacts:

David L. Fischel

Chairman and Chief Executive Officer

Martin C. Stammer

Chief Financial Officer

314-678-6100

investors@stereotaxis.com

STEREOTAXIS, INC.

STATEMENTS OF OPERATIONS

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2019	2018	2019	2018

Revenue:
Systems	$-	$310,751	$58,051	$328,026
Disposables, service and accessories	6,546,115	7,240,650	13,256,873	14,195,008
Sublease	251,996	-	493,061	-
Total revenue	6,798,111	7,551,401	13,807,985	14,523,034

Cost of revenue:
Systems	6,201	457,509	57,365	661,111
Disposables, service and accessories	894,760	931,541	2,009,119	1,993,286
Sublease	246,531	-	493,061	-
Total cost of revenue	1,147,492	1,389,050	2,559,545	2,654,397

Gross margin	5,650,619	6,162,351	11,248,440	11,868,637

Operating expenses:
Research and development	2,695,162	2,032,394	5,654,381	3,995,020
Sales and marketing	3,236,516	3,457,416	6,546,342	7,092,413
General and administrative	1,178,469	1,298,604	2,646,629	2,537,783
Total operating expenses	7,110,147	6,788,414	14,847,352	13,625,216
Operating loss	(1,459,528)	(626,063)	(3,598,912)	(1,756,579)

Other income	-	-	-	2,590,361
Interest income (expense)	31,810	(6,142)	48,374	(30,757)
Net income (loss)	$(1,427,718)	$(632,205)	$(3,550,538)	$803,025
Cumulative dividend on convertible preferred stock	(357,194)	(357,518)	(710,704)	(711,107)
Net income attributable to convertible preferred stock	-		-	(42,936)
Net income (loss) attributable to common stockholders	$(1,784,912)	$(989,723)	$(4,261,242)	$48,982

Net income (loss) per share attributed to common stockholder:
Basic	$(0.03)	$(0.02)	$(0.07)	$0.00
Diluted	$(0.03)	$(0.02)	$(0.07)	$0.00

Weighted average number of common shares and equivalents:
Basic	60,052,673	58,926,545	59,936,606	45,019,358
Diluted	60,052,673	58,926,545	59,936,606	45,728,732

STEREOTAXIS, INC.

BALANCE SHEETS

	June 30, 2019	December 31, 2018
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$8,471,914	$10,796,072
Accounts receivable, net of allowance of $502,251 and $398,847 in 2019 and 2018, respectively	4,997,148	5,021,111
Inventories, net	1,560,116	1,191,666
Prepaid expenses and other current assets	514,408	963,700
Total current assets	15,543,586	17,972,549
Property and equipment, net	297,494	343,693
Operating lease right-of-use assets	5,245,842	-
Other assets	168,153	198,365
Total assets	$21,255,075	$18,514,607

Liabilities and stockholders' equity (deficit)
Current liabilities:
Accounts payable	$1,642,049	$1,726,360
Accrued liabilities	2,376,058	2,642,481
Deferred revenue	6,537,988	5,825,536
Current portion of operating lease liabilities	2,223,023	-
Total current liabilities	12,779,118	10,194,377

Long-term deferred revenue	508,772	407,151
Operating lease liabilities	3,048,650	-
Other liabilities	260,947	641,461
Total liabilities	16,597,487	11,242,989

Convertible preferred stock:
Convertible preferred stock, par value $0.001; 10,000,000 shares authorized, 23,855 and 23,900 shares outstanding at 2019 and 2018	5,948,953	5,960,475
Stockholders' equity (deficit):
Common stock, par value $0.001; 300,000,000 shares authorized, 59,383,038 and 59,058,297 shares issued at 2019 and 2018, respectively	59,383	59,058
Additional paid-in capital	479,127,279	478,179,574
Treasury stock, 4,015 shares at 2019 and 2018	(205,999)	(205,999)
Accumulated deficit	(480,272,028)	(476,721,490)
Total stockholders' equity (deficit)	(1,291,365)	1,311,143
Total liabilities and stockholders' equity (deficit)	$21,255,075	$18,514,607